June 29, 2016

Board of Directors
Comstock Mining Inc.
1200 American Flat Road
Virginia City, NV 89440

Ladies and Gentlemen:

We have acted as special Nevada counsel to Comstock Mining Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of shares of its common stock having an aggregate offering price of up to $6,650,000, par value $0.000666 (the “Shares”), pursuant to that certain Registration Statement on Form S-3, as amended (Registration Statement No. 333-208824) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and supplemented by the Prospectus Supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). All of the Shares are to be sold by the Company as described in the Prospectus Supplement.

You have requested our opinion as to the matters set forth below in connection with the Prospectus Supplement. For purposes of rendering that opinion, we have examined the Registration Statement, the Prospectus Supplement, the Company’s Articles of Incorporation, as amended, and Bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon the representations and warranties of the Company contained in those certain documents included as Exhibits to the Registration Statement and on a certificate of an officer of the Company.

100 W. LIBERTY STREET 10th FLOOR RENO, NEVADA 89501 P.O. BOX 2670, RENO, NEVADA 89505 775-788-2000 · FAX 775-788-2020	ATTORNEYS AT LAW www.mcdonaldcarano.com	2300 WEST SAHARA AVENUE SUITE 1200 LAS VEGAS, NEVADA 89102 702-873-4100 FAX 702-873-9966

June 29, 2016

Our opinion set forth below is limited to the laws of the State of Nevada, including reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when paid for as described in the Prospectus Supplement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as part of the Company’s Current Report on Form 8-K to be filed with the SEC for the purpose of including this opinion as part of the Registration Statement, to the incorporation by reference of this opinion letter into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

/s/ McDONALD CARANO WILSON LLP

McDONALD CARANO WILSON LLP

456001.1